HEI Exhibit 4.2(b)
AMENDMENT 2024-1 TO THE
HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN
This amendment to the Hawaiian Electric Industries Retirement Savings Plan (the “Plan” or “HEIRS Plan”) is made to clarify the Catch-up Contribution limits for participants who attain ages 60, 61 and 63. This amendment is effective January 1, 2025.
Effective January 1, 2025, Section 3.2(b) is amended to state in its entirety as follows:
Section 3.2(b) Dollar Limit on Catch-up Contributions.
No catch-up eligible Participant shall be permitted to make Catch-up Contributions during any calendar year in excess of the amount permitted under Section 414(v)(2)(B)(i) of the Code, as adjusted for cost-of-living increases, excluding any increase in the applicable dollar limitation for Participants who attain ages 60, 61 and 63 in such year, as permitted by the amendment to Code section 414(v) under section 109 of SECURE 2.0.

TO RECORD the adoption of this Amendment 2024-1, Hawaiian Electric Industries, Inc. has executed this document November 30, 2024.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
By    /s/ Kurt Murao________________________
Its Vice President – Legal & Administration
and Corporate Secretary